EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 of USEC Inc. (File Numbers 333-71635, 333-101094 and 333-117867) and on Form S-3 of USEC Inc. (File Number 333-85641) of our report dated March 11, 2005, except for the restatements described in the third and fifth paragraphs of Note 2 to the consolidated financial statements and the matter described in the penultimate paragraph of Management’s Report on Internal Controls Over Financial Reporting, as to which the date is August 3, 2005, relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K/A.
/s/ PricewaterhouseCoopers LLP
McLean, Virginia
August 3, 2005